Exhibit 99.1

China Automotive Systems Reports Fourth Quarter and Fiscal 2017 Results

By PR Newswire,  March 29, 2018, 06:00:00 AM EDT

WUHAN, China, March 29, 2018 /PRNewswire/ -- China Automotive Systems, Inc. (NASDAQ:CAAS) ("CAAS" or the "Company"), a leading power steering components and systems supplier in China, today announced its unaudited financial results for the fourth quarter and the audited results for the fiscal year ended December 31, 2017.

Fourth Quarter 2017 Highlights

•	Net sales were $143.7 million compared to $149.6 million in the fourth quarter of 2016

•	Net loss attributable to parent company's common shareholders was $39.0 million, or diluted loss per share of $1.23, reflecting an accrued one-time corporate tax of $35.6 million recognized in the fourth quarter mandated by the recent U.S. tax reform and additional $4.0 million withholding tax for the planned dividends from the Company's PRC subsidiaries in order to fund the payments of such tax

Fiscal Year 2017 Highlights

•	Net sales were $499.1 million, compared to $462.1 million in 2016

•	Diluted loss per share attributable to parent company's common shareholders was $0.61 compared to diluted income per share attributable to parent company's common shareholders of $0.70 in 2016

•	Cash and cash equivalents, pledged cash and short-term investments were $125.7 million as of December 31, 2017

•	Net cash flow from operating activities was $50.2 million

Mr. Qizhou Wu, chief executive officer of CAAS, commented, "Our growth in 2017 was led by higher sales of our new advanced hydraulic products into the North American market and higher sales of hydraulic products for the commercial vehicle market in China. Our sales to North America grew by 51.4% and accounted for 16.9% of total sales in 2017. Truck sales in China grew by 16.9% in China, led by record sales of 1.1 million units of heavy-duty trucks. With our large and broad line of steering products, we are well positioned to take advantage of growth opportunities in a number of automotive segments."

Mr. Jie Li, chief financial officer of CAAS, commented, "We remain focused on increasing our financial strength. We generated $50.2 million in cash flow from operations in 2017."

Fourth Quarter of 2017

In the fourth quarter of 2017, net sales were $143.7 million compared to $149.6 million in the same quarter of 2016.  The net sales decrease was mainly due to the exceptionally strong Chinese auto market in the fourth quarter of 2016 and the production for new products targeting the Company's North American customers reaching its full capacity.

Gross profit was $16.5 million in the fourth quarter of 2017, compared to $21.8 million in the fourth quarter of 2016. The decrease in gross profit was primarily due to the decrease in net sales and change of product mix.

Gain on other sales was $1.7 million, compared to $1.8 million in the fourth quarter of 2016.

Selling expenses were $6.8 million in the fourth quarter of 2017, compared to $4.9 million in the fourth quarter of 2016. The increase was primarily due to higher transportation expenses and increased marketing expenses that were related to increased revenue. Selling expenses represented 4.7% of net sales in the fourth quarter of 2017 compared to 3.3% in the fourth quarter of 2016.

General and administrative expenses ("G&A expenses") increased to $5.5 million from $4.9 million in the fourth quarter of 2016. G&A expenses represented 3.8% of net sales in the fourth quarter of 2017 compared to 3.2% of net sales in the fourth quarter of 2016.  The increase in G&A expenses and G&A expenses as a percentage of net sales in the fourth quarter of 2017 was mainly due to higher personnel costs.

Research and development expenses ("R&D expenses") were $9.9 million in the fourth quarter of 2017, compared to $8.9 million in the fourth quarter of 2016. R&D expenses represented 6.9% of net sales in the fourth quarter of 2017 compared to 5.9% in the fourth quarter of 2016. The increase in R&D expenses was due to ongoing higher investment in EPS product research and development such as brushless motors and Advanced Driver Assistance Systems (ADAS) related projects. Additional engineers, newly acquired technologies, and more testing equipment accounted for most of the increase.

Loss from operations was $4.0 million in the fourth quarter of 2017, compared to income from operations of $5.0 million in the same quarter of 2016. The loss was mainly due to lower gross profit and higher investment in R&D and selling expenses.

Interest expense was $0.6 million in the fourth quarter of 2017, compared to interest expense of $0.1 million in the fourth quarter of 2016 due to higher average loans outstanding.

Net financial income was $0.2 million in the fourth quarter of 2017, which was consistent with the same quarter of 2016.

Net loss attributable to parent company's common shareholders was $39.0 million in the fourth quarter of 2017 primarily due to the one-time accrued tax of $35.7 million mandated by the recent U.S. tax reform and accrued withholding tax of $4.0 million related to the planned dividend distribution from PRC subsidiaries in order to fulfil the payment of a one-time accrued tax.  In the fourth quarter of 2016 net income attributable to parent company's common shareholders was $5.8 million. Diluted loss per share was $1.23 in the fourth quarter of 2017, compared to diluted income per share of $0.18 in the fourth quarter of 2016.

The weighted average number of diluted common shares outstanding was 31,646,897 in the fourth quarter of 2017, compared to 31,711,888 in the fourth quarter of 2016.

Fiscal Year 2017

Annual net sales were $499.1 million in 2017, an 8.0% increase compared to $462.1 million in 2016. The overall increase was mainly due to higher sales of advanced legacy hydraulic products offset by the sales of electric power steering systems (EPS) sales which decreased by 6.6% in 2017.  EPS sales represented 24.2% of total revenue in 2017.

Gross profit in 2017 was $84.6 million, compared to $80.9 million in 2016. The increase in gross profit was primarily due to the increase in net sales.

Gain on other sales mainly consisted of the net amount retained from the sales of materials, property, plant and equipment and scraps. For the year ended December 31, 2017, gain on other sales amounted to $7.6 million, compared to $3.8 million in 2016. The increase in gain on other sales was primarily due to the disposal of a building and higher scrap volume in 2017.

Selling expenses were $19.9 million in 2017, compared to $17.2 million in 2016, which was mainly due to higher transportation and marketing expenses during the year. Selling expenses represented 4.0% in 2017, compared to 3.7% of net sales in 2016.

G&A expenses were $19.5 million in 2017, compared to $16.8 million in 2016. The increase was primarily due to higher personnel costs and allowance for doubtful accounts. G&A expenses represented 3.9% of net sales in 2017 compared to 3.6% of net sales in 2016.

R&D expenses were $33.5 million in 2017, compared to $27.7 million in 2016. R&D expenses represented 6.7% of net sales in 2017, compared to 6.0% of net sales in 2016. The increase in R&D expenses was due to ongoing higher investment in EPS product research and development such as brushless motors and Advanced Driver Assistance Systems (ADAS)-related projects. Additional engineers, newly acquired technologies, and more testing equipment represented most of the increase.

Operating income was $19.3 million in 2017, compared to $23.0 million in 2016. The decrease was primarily due to higher operating expenses in 2017.

Interest expense was $1.8 million in 2017, compared to interest expense of $0.7 million in 2016 due primarily to an increase in loans outstanding and higher interest rates.

Net financial income was $2.2 million in 2017, compared to net financial income of $1.4 million in 2016 due primarily to an increase in interest income.

Income before income tax expenses and equity in earnings of affiliated companies was $20.4 million for 2017, compared to $24.9 million for 2016. This decline was mainly due to lower income from operations and higher interest expense.

Income tax expense was $41.6 million for the year ended December 31, 2017, compared to $2.5 million for the year ended December 31, 2016, representing an increase of $39.1 million. The increase in 2017 resulted primarily from a one-time accrued tax of $35.6 million recognized in the fourth quarter of 2017 that represented management's estimate of the amount of U.S. corporate income tax for the mandatory repatriation of the Company's share of previously deferred earnings of certain non-U.S. subsidiaries of the Company as mandated by the recent U.S. tax reform. We elected to pay the one-time accrued tax over eight years commencing in April 2018. In addition, withholding tax of $4.0 million was accrued in the fourth quarter of 2017 in order to fund the payment of such one-time accrued tax since the Company plans to distribute dividends from its PRC subsidiaries to the Company. Excluding the one-time accrued tax and withholding tax discussed above, income tax expense was $1.9 million, representing a decrease of $0.6 million which was mainly due to the decrease in income before income tax. The effective tax rate (excluding the impact of the one-time transition tax) was consistent from 2016 to 2017 at approximately 10%.

Net loss attributable to parent company's common shareholders was $19.3 million in 2017, compared to net income attributable to parent company's common shareholders of $22.5 million in 2016. Diluted loss per share was $0.61 in 2017, compared to diluted income per share of $0.70 in 2016.

The weighted average number of diluted common shares outstanding was 31,646,897 in 2017, compared to 31,957,052 in 2016.

Balance Sheet

As of December 31, 2017, total cash and cash equivalents, pledged cash and short-term investments were $125.7 million, total accounts receivable including notes receivable were $294.1 million, accounts payable were $240.2 million and bank and government loans were $73. million. Total parent company stockholders' equity was $299.4 million as of December 31, 2017, compared to $305.9 million as of December 31, 2016. Net cash flow from operating activities was $50.2 million in 2017.

Business Outlook

Management has provided revenue guidance for the full year 2018 of $510 million. This target is based on the Company's current views on operating and market conditions, which are subject to change.

About China Automotive Systems, Inc.

Based in Hubei Province, the People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through eight Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 6 million sets of steering gears, columns and steering hoses. Its customer base is comprised of leading auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd. in China, and Chrysler Group LLC in North America. For more information, please visit: http://www.caasauto.com.

Forward-Looking Statements

This press release contains statements that are "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. These forward-looking statements include statements regarding the qualitative and quantitative effects of the accounting errors, the periods involved, the nature of the Company's review and any anticipated conclusions of the Company or its management and other statements that are not historical facts. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company's actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading "Risk Factors" in the Company's Form 10-K annual report filed with the Securities and Exchange Commission on March 29, 2018, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li

Chief Financial Officer

China Automotive Systems, Inc.

Email: jieli@chl.com.cn

Kevin Theiss

Investor Relations

+1-212-521-4050

Email: Kevin.Theiss@awakenlab.com

- Tables Follow -

China Automotive Systems, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands of USD, except share and per share amounts)

	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$64,558	$31,092
Pledged cash	31,535	30,799
Short-term investments	29,587	30,475
Accounts and notes receivable, net - unrelated parties	274,989	285,731
Accounts and notes receivable, net - related parties	19,086	20,984
Advance payments and others - unrelated parties	12,790	10,203
Advance payments and others - related parties	20,841	624
Inventories	79,217	68,050
Total current assets	532,603	477,958
Non-current assets:
Long-term time deposits	-	865
Property, plant and equipment, net	126,033	101,478
Intangible assets, net	661	617
Other receivables, net - unrelated parties	2,188	2,252
Advance payment for property, plant and equipment - unrelated parties	9,657	14,506
Advance payment for property, plant and equipment - related parties	5,264	5,005
Long-term investments	27,596	16,431
Deferred tax assets	13,367	12,587
Total assets	$717,369	$631,699

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Bank and government loans	$72,711	$40,820
Accounts and notes payable - unrelated parties	233,048	216,993
Accounts and notes payable - related parties	7,168	6,803
Customer deposits	1,128	700
Accrued payroll and related costs	8,577	6,971
Accrued expenses and other payables	40,127	35,882
Accrued pension costs	4,051	4,130
Taxes payable	5,927	11,674
Amounts due to shareholders/directors	343	312
Advances payable (current portion)	383	382
Total current liabilities	373,463	324,667
Long-term liabilities:
Long-term government loan	306	608
Advances payable	359	339
Deferred tax liabilities	4,393	193
Long-term taxes payable	32,719	-
Total liabilities	411,240	325,807
Commitments and Contingencies (Note 31)
Stockholders' Equity
Common stock, $0.0001 par value - Authorized - 80,000,000 shares Issued - 32,338,302 and 32,338,302 shares at December 31, 2017 and 2016, respectively	3	3
Additional paid-in capital	64,406	64,764
Retained earnings-
Appropriated	10,707	10,549
Unappropriated	209,459	228,963
Accumulated other comprehensive income/(loss)	17,780	(892)
Treasury stock - 694,298 and 694,298 shares at December 31, 2017 and 2016, respectively	(2,907)	(2,907)
Total parent company stockholders' equity	299,448	300,480
Non-controlling interests	6,681	5,412
Total stockholders' equity	306,129	305,892
Total liabilities and stockholders' equity	$717,369	$631,699

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands of USD, except share and per share amounts)

	Year Ended December 31,
	2017	2016

Net product sales ($37,583 and $39,845 sold to related parties for the years ended December 31, 2017 and 2016)	$499,063	$462,050
Cost of products sold ($28,994 and $27,747 purchased from related parties for the years ended December 31, 2017 and 2016)	414,429	381,131
Gross profit	84,634	80,919
Net gain on other sales	7,635	3,803
Operating expenses:
Selling expenses	19,912	17,159
General and administrative expenses	19,543	16,841
Research and development expenses	33,544	27,706
Total operating expenses	72,999	61,706
Operating income	19,270	23,016
Other income, net	678	1,116
Interest expense	1,753	656
Financial income, net	2,180	1,428
Income before income tax expenses and equity in earnings of affiliated companies	20,375	24,904
Less: Income taxes	41,633	2,484
Add: Investment income, net	2,619	557
Net (loss)/income	(18,639)	22,977
Net income attributable to non-controlling interest	707	466
Net (loss)/income attributable to parent company's common shareholders	(19,346)	22,511

Net (loss)/income attributable to parent company's common shareholders per share -
Basic	$(0.61)	$0.70

Diluted	$(0.61)	$0.70

Weighted average number of common shares outstanding -
Basic	31,644,004	31,954,407
Diluted	31,646,897	31,957,052

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(In thousands of USD unless otherwise indicated)

	Year Ended December 31,
	2017	2016

Net (loss)/income	$(18,639)	$22,977
Other comprehensive income/(loss):
Foreign currency translation income/(loss)	19,384	(19,996)
Comprehensive income	745	2,981
Comprehensive income/(loss) attributable to non-controlling interest	1,352	(226)
Comprehensive (loss)/income attributable to parent company	$(607)	$3,207

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders' Equity

(In thousands of USD, except share and per share amounts)

	2017	2016

Common Stock
Balance at January 1, 2017 and 2016- 32,338,302 and 32,338,302 shares, respectively	$3	$3
Balance at December 31, 2017 and 2016- 32,338,302 and 32,338,302 shares, respectively	$3	$3

Additional Paid-in Capital
Balance at January 1	$64,764	$64,627
Stock-based compensation	100	137
Acquisition of the non-controlling interest in Brazil Henglong	(458)	-
Balance at December 31	$64,406	$64,764

Retained Earnings— Appropriated
Balance at January 1	$10,549	$10,379
Appropriation of retained earnings	158	170
Balance at December 31	$10,707	$10,549

Unappropriated
Balance at January 1	$228,963	206,622
Net (loss)/income attributable to parent company	(19,346)	22,511
Appropriation of retained earnings	(158)	(170)
Balance at December 31	$209,459	$228,963

Accumulated Other Comprehensive (Loss)/Income
Balance at January 1	$(892)	18,412
Other comprehensive loss related to the non-controlling interests acquired by the Company	(67)	-
Net foreign currency translation adjustment attributable to parent company	18,739	(19,304)
Balance at December 31	$17,780	$(892)

Treasury Stock
Balance at January 1, 2017 and 2016 - 694,298 and 217,283 shares, respectively	(2,907)	(1,000)
Repurchase of common stock in 2017 and 2016 - nil and 477,015 shares, respectively	-	(1,907)
Balance at December 31, 2017 and 2016 - 694,298 and 694,298 shares, respectively	$(2,907)	(2,907)

Total parent company stockholders' equity	$299,448	$300,480

Non-controlling Interest
Balance at January 1	$5,412	$8,252
Net foreign currency translation adjustment attributable to non-controlling interest	645	(692)
Net income attributable to non-controlling interest	707	466
Other comprehensive income related to the non-controlling interests acquired by the Company	67	-
Acquisition of the non-controlling interest in Brazil Henglong	458	-
Non-controlling interests change due to the disposal of Fujian Qiaolong	-	(2,150)
Distribution of retained earnings	(608)	(464)
Balance at December 31	$6,681	$5,412

Total stockholders' equity	$306,129	$305,892

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands of USD unless otherwise indicated)

	Year Ended December 31,
	2017	2016

Cash flows from operating activities:
Net income	$(18,639)	$22,977
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	100	137
Depreciation and amortization	15,358	13,926
Deferred income taxes	4,143	(1,628)
Inventory write downs	5,109	3,210
Accrual/(reversal) of provision for doubtful accounts	887	(21)
Equity in earnings of affiliated companies	(2,617)	(556)
Gain on disposal of Fujian Qiaolong	-	(698)
Gain on disposal of fixed assets	(2,184)	(23)
Changes in operating assets and liabilities (net of the impact of disposal of Fujian Qiaolong):
(Increase) decrease in:
Pledged cash	1,254	(799)
Accounts and notes receivable	30,908	(56,251)
Advance payments and other	(529)	(2,331)
Inventories	(12,156)	(15,442)
Increase (decrease) in:
Accounts and notes payable	2,533	35,455
Customer deposits	411	(646)
Accrued payroll and related costs	1,182	1,143
Accrued expenses and other payables	560	10,548
Accrued pension costs	(331)	(231)
Taxes payable	(8,555)	3,130
Long-term taxes payable	32,719	-
Advances payable	-	(75)
Net cash provided by operating activities	50,153	11,825

Cash flows from investing activities:
Purchase of short-term investments and long-term time deposits	(32,145)	(28,210)
Proceeds from maturities of short-term investments and long-term time deposits	35,780	20,657
Decrease in other receivables	198	2,388
Cash received from disposal of Fujian Qiaolong	-	1,953
Cash received from property, plant and equipment sales	2,231	1,284
Cash paid to acquire property, plant and equipment (including $12,691 and $8,021 paid to related parties for the years ended December 31, 2017 and 2016, respectively)	(27,096)	(39,585)
Cash paid to acquire intangible assets	(201)	(161)
Loan to a related party	(29,044)	-
Cash received from repayment of the loan to a related party	10,591	-
Investment under equity method	(7,629)	(10,556)
Net cash used in investing activities	(47,315)	(52,230)

Cash flows from financing activities:
Proceeds from bank and government loans	72,237	14,313
Repayment of bank and government loans	(43,154)	(6,973)
Repurchase of common stock	-	(1,907)
Dividends paid to the holders of the Company's common stock	-	(544)
Dividends paid to the non-controlling interest holders of joint venture companies	(623)	(464)
Net cash provided by financing activities	28,460	4,425

Cash and cash equivalents affected by foreign currency	2,168	(2,604)
Net increase/(decrease) in cash and cash equivalents	33,466	(38,584)
Cash and equivalents at beginning of year	31,092	69,676
Cash and equivalents at end of year	$64,558	$31,092